Exhibit 4.2

OCULAR THERAPEUTIX, INC.

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

May 31, 2013

OCULAR THERAPEUTIX, INC.

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Fourth Amended and Restated Investor Rights Agreement (this “Agreement”) dated as of May 31, 2013 is entered into by and among Ocular Therapeutix, Inc., a Delaware corporation (the “Company”), Incept, LLC and Amarpreet Sawhney and Farhad Khosravi (each, a “Founder” and collectively, the “Founders”) and the individuals and entities listed on Exhibit A attached hereto (individually, an “Investor” and collectively, the “Investors”).

Recitals

WHEREAS, the Company and certain of the Investors entered into that certain Third Amended and Restated Investor Rights Agreement dated as of February 1, 2011 (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors have entered into a Series D-1 Preferred Stock Purchase Agreement of even date herewith for the purchase of shares of the Company’s Series D-1 Preferred Stock, $0.001 par value per share (the “Series D-1 Preferred Stock”) by such Investors (the “Purchase Agreement”); and

WHEREAS, the Company and the Investors party to the Prior Agreement wish to amend and restate the Prior Agreement to conform to the terms of the new investment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliated Party” means, with respect to any Investor, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor and any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company as, such Investor.

“Available Undersubscription Amount” means the difference between the total of all of the Basic Amounts available for purchase by Qualified Investors pursuant to Section 3.1 and the Basic Amounts subscribed for pursuant to Section 3.1.

“Basic Amount” means, with respect to a Qualified Investor, its pro rata portion of the Offered Securities determined by multiplying the number of Offered Securities by a fraction, the numerator of which is the aggregate number of shares of Common Stock issued or issuable upon conversion of all Shares then held by such Qualified Investor and the denominator of which is the total number of shares of Common Stock then outstanding (giving effect to the conversion into Common Stock of all outstanding shares of convertible preferred stock and to the issuance of all shares of Common Stock reserved for issuance under employee stock plans of the Company.)

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company” has the meaning ascribed to it in the introductory paragraph hereto.

“Company Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Company Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Confidential Information” means any information that is labeled as confidential, proprietary or secret which an Investor obtains from the Company pursuant to financial statements, reports and other materials provided by the Company to such Investor pursuant to this Agreement or pursuant to visitation or inspection rights granted hereunder, provided that the following shall not be deemed Confidential Information: information that (a) is known or becomes known to the public in general (other than as a result of a breach by the Investor of its confidentiality obligations, (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Holder” means any Investor (and any persons or entities to whom the rights granted to the Investors under this Agreement are transferred by the Investors, their successors or permitted assigns pursuant to Section 6.1) or any Founder.

“Indemnified Party” means a party entitled to indemnification pursuant to Section 2.5.

“Indemnifying Party” means a party obligated to provide indemnification pursuant to Section 2.5.

“Initial Public Offering” means the initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement, at a price of at least $12.00 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), resulting in at least Thirty Million Dollars ($30,000,000) of proceeds to the Corporation (net of the underwriting discounts or commissions and offering expenses).

“Initiating Holders” means the Investors initiating a request for registration pursuant to Section 2.1(a).

“Investor” has the meaning ascribed to it in the introductory paragraph hereto.

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliated Parties, holds a minimum of 200,000 shares and at least 20% of the Preferred Stock originally purchased by such Investor from the Company (as adjusted for any stock split, stock dividend, combination, or other recapitalization or similar events occurring after the date hereof).

“Notice of Acceptance” means a written notice from a Investor to the Company containing the information specified in Section 3.1(b).

“Offer” means a written notice of any proposed or intended issuance, sale or exchange of Offered Securities containing the information specified in Section 3.1(a).

“Offered Securities” means (a) any shares of its Common Stock, (b) any other equity securities of the Company, including, without limitation, shares of preferred stock, (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company, or (d) any debt securities convertible into capital stock of the Company.

“Other Holders” means holders of securities of the Company (other than Holders) who are entitled, by contract with the Company, to have securities included in a Registration Statement.

“Preferred Stock” means shares of the Company’s Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”), Series C Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”), Series D Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”), and Series D-1 Preferred Stock.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Qualified Investor” means an Investor that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Refused Securities” means those Offered Securities as to which a Notice of Acceptance has not been given by the Qualified Investors pursuant to Section 3.1.

“Registrable Shares” means (a) the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock, (b) any shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities, held by an Investor after the date hereof (but not, for avoidance of doubt, any shares of Common Stock held by any Founder, whether held on the date hereof or subsequently acquired, and (c) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares (i) upon any sale of such Registrable Shares pursuant to a Registration Statement or Rule 144 under the Securities Act or (ii) upon any sale of such Registrable Shares in any manner to a person or entity which is not entitled, pursuant to Section 6, to the rights under this Agreement or (iii) at such time, following an Initial Public Offering, as such Registrable Shares become eligible for sale pursuant to Rule 144(b)(1) under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of the shares of Preferred Stock even if such conversion has not been effected.

“Registration Expenses” means all expenses incurred by the Company in complying with the provisions of Section 2, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the fees and expenses of one counsel selected by the selling Holders to represent the selling Holders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Holders’ own counsel (other than the counsel selected to represent all selling Holders).

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Shares” means shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock.

“Undersubscription Amount” means, with respect to a Qualified Investor, any additional portion of the Offered Securities attributable to the Basic Amounts of other Qualified Investors as such Qualified Investor indicates it will purchase or acquire should the other Qualified Investors subscribe for less than their Basic Amounts.

2. Registration Rights.

2.1 Required Registrations.

(a) If at any time following the earlier of (i) five (5) years after the date of this Agreement or (ii) six months after the closing of the Initial Public Offering, an Investor or Investors holding in the aggregate at least 50% of the Registrable Shares then outstanding may request, in writing, that the Company effect the registration on Form S-1 (or any successor form) of Registrable Shares owned by such Investor or Investors having an aggregate value of at least $10,000,000 (based on the market price or fair value on the date of such request), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Shares that the Initiating Holders requested to be registered and any additional Registrable Shares requested to be included in such registration by any other Holder, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.1(e).

(b) If at any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), an Investor or Investors holding Registrable Shares may request, in writing, that the Company effect the registration on Form S-3 (or such successor form), of Registrable Shares having an aggregate value of at least $1,000,000 (based on the public market price on the date of such request), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Shares requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.1(e).

(c) If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Sections 2.1(a) or (b) and the Company shall include such information in the Demand Notice. In such event, (i) the right of any other Holder to include its Registrable Shares in such registration pursuant to Sections 2.1(a) or (b), shall be conditioned upon such other Holder’s participation in such underwriting on the terms set forth herein, and (ii) all Holders including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters managing the offering; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Holders materially greater than the obligations of the Holders pursuant to Section 2.5. The Initiating Holders shall have the right to select the managing underwriter(s) for any underwritten offering requested pursuant to Sections 2.1(a) or (b), subject to the approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed. If any Holder who has requested inclusion of its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such Holder may elect, by written notice to the Company, to withdraw its Registrable Shares from such Registration Statement and underwriting. If the Company desires that any officers or directors of the Company holding securities of the Company be included in any registration for an underwritten offering requested pursuant to Section 2.1 or if Other Holders request such inclusion, the Company may include the securities of such officers, directors and Other Holders in such registration and underwriting on the terms set forth herein applicable to the Holders. If the managing underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the shares held by officers or directors of the Company and by Other Holders (other than Registrable Shares) shall be excluded from such Registration Statement and underwriting to the extent deemed advisable by the managing underwriter, and if a further reduction of the number of shares is required, the number of shares that may be included in such Registration Statement and underwriting shall be allocated among all Holders requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares held by them on the date of the request for registration made by the Initiating Holders pursuant to Section 2.1(a) or (b), as the case may be. If any such Holder would thus be entitled to include more shares than such Holder requested to be registered, the excess shall be allocated among other participating Holders pro rata in the manner described in the preceding sentence. If the managing underwriter has not limited the number of Registrable Shares or other securities to be underwritten, the Company may include securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Shares and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(d) The Company shall not be required to effect more than two (2) registrations pursuant to Section 2.1(a). In addition, the Company shall not be required to effect any registration within six months after the effective date of the Registration Statement relating to the Initial Public Offering. For purposes of this Section 2.1(d), a Registration Statement shall not be counted until such time as such Registration Statement has been declared effective by the Commission (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Holders after the date on which such registration was requested) and elect not to pay the Registration Expenses therefor pursuant to Section 2.4). For purposes of this Section 2.1(d), a Registration Statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, less than 50% of the total number of Registrable Shares that Holders have requested to be included in such Registration Statement are so included.

(e) If at the time of any request to register Registrable Shares by Initiating Holders pursuant to this Section 2.1, the Company is engaged or has plans to engage within 30 days of the time of the request in a registered public offering of securities for its own account or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors (the “Board of Directors”), would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of 30 days from the date of such request, such right to delay a request to be exercised by the Company not more than once in any 12-month period.

2.2 Incidental Registration.

(a) Whenever the Company proposes to file a Registration Statement covering shares of Common Stock (other than a Registration Statement relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered) at any time and from time to time, it will, prior to such filing, give written notice to all Holders of its intention to do so. Upon the written request of a Holder or Holders given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares, and any other shares of Common Stock held by such Holder on the date hereof, which the Company has been requested by such Holder or Holders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder or Holders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Holder.

(b) If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a). In such event, (i) the right of any Holder to include its Registrable Shares in such registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting on the terms set forth herein and (ii) all Holders including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected for the underwriting by the Company. If any Holder who has requested inclusion of its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such person may elect, by written notice to the Company, to withdraw its shares from such Registration Statement and underwriting. If the managing underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the shares held by holders of securities of the Company other than Holders and Other Holders shall be excluded from such Registration Statement and underwriting to the extent deemed advisable by the managing underwriter, and, if a further reduction of the number of shares is required, the number of shares that may be included in such Registration Statement and underwriting shall be allocated among all Investors first, and all Founders second, and any remaining shares to the Other Holders requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (on an as-converted basis) held by them on the date the Company gives the notice specified in Section 2.2(a). If any Holders or Other Holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting Holders and Other Holders pro rata in the manner described in the preceding sentence.

2.3 Registration Procedures.

(a) If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any Registrable Shares under the Securities Act, the Company shall:

(i) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become effective as soon as possible and remain effective for 180 days from the effective date or such lesser period until all such Registrable Shares are sold;

(ii) as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective for 12 months from the effective date or such lesser period until all such Registrable Shares are sold;

(iii) as expeditiously as possible furnish to each selling Holder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such selling Holder;

(iv) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Holders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Holders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Holders; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or to amend its Certificate of Incorporation or By-laws in a manner that the Board of Directors determines is inadvisable;

(v) as expeditiously as possible, cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(vi) promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement;

(vii) promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(viii) notify each selling Holder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed; and

(ix) as expeditiously as possible following the effectiveness of such Registration Statement, notify each seller of such Registrable Shares of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus.

(b) If the Company has delivered a Prospectus to the selling Holders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Holders and, if requested, the selling Holders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the selling Holders with revised Prospectuses and, following receipt of the revised Prospectuses, the selling Holders shall be free to resume making offers of the Registrable Shares.

(c) In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all selling Holders to such effect, and, upon receipt of such notice, each such selling Holder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such selling Holder has received copies of a supplemented or amended Prospectus or until such selling Holder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.3(c) to suspend sales of Registrable Shares for a period in excess of 30 days consecutively or 60 days in any 365-day period.

2.4 Allocation of Expenses. The Company will pay all Registration Expenses for all registrations under this Agreement; provided, however, that if a registration under Section 2.1 is withdrawn at the request of the Initiating Holders (other than as a result of information concerning the business or financial condition of the Company which is made known to the selling Holders after the date on which such registration was requested) and if the Initiating Holders elect not to have such registration counted as a registration requested under Section 2.1, the selling Holders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration.

2.5 Indemnification and Contribution.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each selling Holder and the partners, members, officers, directors and stockholders of such Holder, each underwriter of such Registrable Shares, and each other person, if any, who controls such selling Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such selling Holder, underwriter, controlling person or other aforementioned person or entity may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the Registration Statement or the offering contemplated thereby; and the Company will reimburse such selling Holder, underwriter, each such controlling person and or other aforementioned person or entity for any legal or any other expenses reasonably incurred by such selling Holder, underwriter, controlling person or other aforementioned person or entity in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such selling Holder, underwriter, controlling person or other aforementioned person or entity specifically for use in the preparation thereof.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if and to the extent (and only to the extent) that the statement or omission was made in reliance upon and in conformity with information relating to such selling Holder furnished in writing to the Company by such selling Holder specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of a selling Holder hereunder shall be limited to an amount equal to the net proceeds to such selling Holder of Registrable Shares sold in connection with such registration.

(c) Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.5 except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if the Indemnified Party reasonably concludes that representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the selling Holders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the selling Holders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the selling Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 2.5(d), (i) in no case shall any one selling Holder be liable or responsible for any amount in excess of the net proceeds received by such selling Holder from the offering of Registrable Shares and (ii) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.5(d), notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section 2.5(d). No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The rights and obligations of the Company and the selling Holders under this Section 2.5 shall survive the termination of this Agreement.

2.6 Other Matters with Respect to Underwritten Offerings. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1, the Company agrees to (a) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the Company and customary covenants and agreements to be performed by the Company, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering; (b) use its best efforts to cause its legal counsel to render customary opinions to the underwriters with respect to the Registration Statement; and (c) use its best efforts to cause its independent public accounting firm to issue customary “cold comfort letters” to the underwriters with respect to the Registration Statement.

2.7 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

2.8 “Lock-Up” Agreement; Confidentiality of Notices. Each Holder, if requested by the Company and the managing underwriter of the Initial Public Offering, shall not sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company (excluding securities acquired in the Initial Public Offering or in the public market after such offering) held by such Holder for a period of 180 days following the effective date of the Registration Statement for the Initial Public Offering; provided, that all stockholders of the

Company then holding at least 2% of the outstanding Common Stock (on an as-converted basis) and all officers and directors of the Company enter into similar agreements, and any discretionary modification, waiver or termination of the restrictions of such agreements (including this agreement) by the Company or the managing underwriter shall apply to all persons subject to such agreements on a pro rata basis, based upon the number of shares held by each subject to such agreements.

The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such 180-day period, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within (15) days of the expiration of the 180-day lockup period.

Any Holder receiving any written notice from the Company regarding the Company’s plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

Notwithstanding the foregoing, any person or entity to which any Shares or Registrable Shares are transferred by a Holder, whether voluntarily or by operation of law, shall be bound by the obligations under Section 2.8 to the same extent as if such transferee were a Holder hereunder and no Holder shall transfer any Shares or Registrable Shares unless the transferee provides a written instrument to the Company notifying the Company of such transfer and agreeing in writing to be bound by the terms of Section 2.8.

2.9 Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Shares then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Shares of the Holders that are included or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement pursuant to Section 6.1.

2.11 Termination. All of the Company’s obligations to register Registrable Shares under Sections 2.1 and 2.2 shall terminate upon the earliest of (a) five (5) years after the closing of the Initial Public Offering, (b) the date on which no Holder holds any Registrable Shares or (c) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation.

3. Right of First Refusal.

3.1 Rights of Investors to Acquire Offered Securities.

(a) So long as at least 15% (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement) of the shares of Preferred Stock (or the Common Stock issuable or issued upon conversion of the Preferred Stock) outstanding as of the date hereof remains outstanding, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Offered Securities, unless in each such case the Company shall have first complied with this Section 3.1. The Company shall deliver to each Investor an Offer, which shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged, and (iv) offer to issue and sell to or exchange with such Investor that is a Qualified Investor (A) such Qualified Investor’s Basic Amount and (B) such Qualified Investor’s Undersubscription Amount based on the Available Undersubscription Amount.

(b) To accept an Offer, in whole or in part, a Qualified Investor must deliver to the Company, on or prior to the date 30 days after the date of delivery of the Offer, a Notice of Acceptance providing a representation letter certifying that such Qualified Investor is an accredited investor within the meaning of Rule 501 under the Securities Act and indicating the portion of the Qualified Investor’s Basic Amount that such Qualified Investor elects to purchase and, if such Qualified Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Qualified Investor elects to purchase. If the Basic Amounts subscribed for by all Qualified Investors are less than the total of all of the Basic Amounts available for purchase, then each Qualified Investor who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the Available Undersubscription Amount, each Qualified Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Qualified Investor bears to the total Undersubscription Amounts subscribed for by all Investors, subject to rounding by the Board of Directors to the extent it deems reasonably necessary.

(c) In the event that Notices of Acceptance are not given by such Investors in respect of all Offered Securities, the Company shall have 90 days after the date of delivery of the Offer set forth in Section 3.1(a) to issue, sell or exchange all or any part of the Offered Securities (subject to reserving any Offered Securities required to satisfy any outstanding Offers to Investors), but only to the offerees or Investors described in the Offer (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Offer.

(d) In the event the Company shall propose to sell less than all the Refused Securities, then each Qualified Investor may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Qualified Investor elected to purchase pursuant to Section 3.1(b) multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Qualified Investors pursuant to Section 3.1(b) prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Qualified Investor so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Qualified Investors in accordance with Section 3.1(a).

(e) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, such Qualified Investor or Investors shall acquire from the Company and the Company shall issue to such Qualified Investor or Investors, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 3.1(d) if any of the Qualified Investors has so elected, upon the terms and conditions specified in the Offer.

(f) The purchase by the Qualified Investors of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Qualified Investors of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Qualified Investors and their respective counsel.

(g) Any Offered Securities not acquired by the Qualified Investors or other persons in accordance with Section 3.1(c) may not be issued, sold or exchanged until they are again offered to the Qualified Investors under the procedures specified in this Agreement.

(h) The rights of the Qualified Investors under this Section 3.1 shall not apply to:

(i) the issuance of any shares of Common Stock as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock;

(ii) the issuance of any shares of Common Stock upon conversion of shares of convertible preferred stock;

(iii) the issuance of shares of Common Stock or options with respect thereto (subject in either case to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement), issued or issuable to employees, directors or officers of, or consultants to, the Company or any Company Subsidiary pursuant to any plan, agreement or arrangement approved by the Board of Directors including the directors elected by the holders of the Preferred Stock (the “Preferred Directors”), if any;

(iv) the issuance of securities solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any Company Subsidiary of all or substantially all of the stock or assets of any other entity approved by the Board of Directors including the Preferred Directors;

(v) the issuance of shares of Common Stock by the Company in the Initial Public Offering; or

(vi) the issuance of shares of Common Stock, or the grant of options or warrants therefor, in connection with any present or future borrowing, line of credit, leasing or similar financing arrangement approved by the Board of Directors, including the Preferred Directors, if any.

3.2 Termination. This Section 3 shall terminate upon the earlier of the closing of a Deemed Liquidation Event or the closing of an Initial Public Offering.

4. Covenants.

4.1 Affirmative and Negative Covenants. So long as at least 20% (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement) of the shares of Preferred Stock (or the Common Stock issuable or issued upon conversion of the Preferred Stock) outstanding as of the date hereof are outstanding, the Company covenants and agrees that it will perform and observe the following covenants and provisions and will cause each Company Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Company Subsidiary:

(a) Maintenance of Insurance. Maintain with responsible and reputable insurance companies or associations, directors and officers insurance, in such amounts and covering such risks as may be approved by the Preferred Directors, if any.

(b) Key Person Life Insurance. The Company shall obtain as promptly as practicable following the date of this Agreement and shall thereafter maintain “key person” life insurance on Amarpreet Sawhney in an amount equal to $1,000,000 which names the Company as loss payee, from financially sound and reputable insurers at the time the policy is purchased until such time as the Board of Directors, including the Preferred Directors, determines that such insurance should be discontinued.

(c) Confidentiality and Proprietary Information Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets or who develops or creates intellectual property for the Company or any subsidiary to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each person now or hereafter employed by it or by any subsidiary to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form presently used by the Company unless otherwise approved by the Board of Directors, including the Preferred Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Preferred Directors.

(d) Stock Options. Unless otherwise authorized by the Board of Directors (including the Preferred Directors), all stock options or shares of restricted stock granted after the date hereof to employees of the Company shall be subject to vesting over a period of four (4) years, with 25% vesting on the first anniversary of the grant date and the remaining vesting monthly thereafter in equal amounts until fully vested on the fourth anniversary of the grant date, and shall contain a market “stand-off” provision substantially similar to Section 2.8. In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s Initial Public Offering and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

(e) Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least monthly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors and the CHV Observer (as defined below) and Baxter Observer (as defined below) for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. The Company shall cause to be established and will maintain a compensation committee, which shall consist of two Preferred Directors and an outside independent director. The compensation committee shall recommend compensation for the president and chief executive officer of the Company and other senior management of the Company, including option grants and other equity compensation and shall consider such other matters as may be delegated to it by the Board of Directors.

(f) Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Preferred Stock, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code of 1986, as amended (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

4.2 Inspection. So long as at least 20% (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement) of the shares of Preferred Stock (or the Common Stock issuable or issued upon conversion of the Preferred Stock) are outstanding as of the date hereof, the Company shall permit each Major Investor, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested; provided, however, that the Company shall not be obligated pursuant to this Section 4.2 to provide access to any information which it reasonably considers to be a trade secret.

4.3 Financial Statements and Other Information.

(a) So long as at least 20% (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement) of the shares of Preferred Stock (or the Common Stock issuable or issued upon conversion of the Preferred Stock) are outstanding as of the date hereof, the Company shall deliver to each Major Investor:

(i) within 90 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with generally accepted accounting principles consistently applied;

(ii) within 45 days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter;

(iii) within 15 days after the end of each calendar month, an unaudited balance sheet of the Company as at the end of such month, and unaudited statement of income and of cash flows of the Company for such calendar month and for the current fiscal year to the end of such fiscal month; and

(iv) as soon as available, but in any event prior to the commencement of each new fiscal year, a business plan and projected financial statements for such fiscal year.

4.4 Observer Rights. (i) As long as CHV II, LP (“CHV”) or its Affiliated Parties owns shares of Preferred Stock (or Common Stock issued upon conversion thereof), the Company shall invite a representative of CHV (the “CHV Observer”) to attend all meetings of the Board of Directors in a nonvoting observer capacity and (ii) as long as Baxter Healthcare Corporation (“Baxter”) or its Affiliated Parties owns shares of Preferred Stock (or Common Stock issued upon conversion thereof), the Company shall invite a representative of Baxter (the “Baxter Observer”) to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give the CHV Observer and Baxter Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that each of the CHV Observer and Baxter Observer shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude the CHV Observer or Baxter Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or the CHV Observer or Baxter Observer is a competitor of the Company.

4.5 Termination of Covenants. All covenants of the Company contained in this Section 4 shall terminate upon the earlier of the closing of a Deemed Liquidation Event or the closing of an Initial Public Offering.

5. Confidentiality. Each Investor agrees that he, she or it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any Confidential Information; provided, however, that an Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Investor as long as such prospective purchaser agrees to be bound by terms of a confidentiality agreement reasonably approved by the Company, (iii) to any Affiliated Party of such Investor, provided that such party is obligated not to disclose, divulge or use any Confidential Information to the same extent as the Investors, or (iv) as may otherwise be required by law, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, such information shall not be deemed confidential for the purpose of enforcing this Agreement.

6. Transfers of Rights; Calculation of Share Numbers.

6.1 Transfer of Rights. This Agreement, and the rights and obligations of each Investor hereunder, may be assigned by such Investor to (a) any person or entity to which at least 5% (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement) of the shares of Preferred Stock (or the Common Stock issuable or issued upon conversion of the Preferred Stock) owned by such Investor as of the date hereof are transferred by such Investor, or (b) to any Affiliated Party, shareholder or partner of such Investor, and, in each case, such transferee shall be deemed a “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and delivering to the Company a counterpart signature page hereto pursuant to which such transferee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement, including Section 2.8. Notwithstanding the foregoing, no Investor shall transfer any Shares to (a) any entity which, in the reasonable determination of the Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Board of Directors should reasonably determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

6.2 Calculation of Share Numbers. In determining the number of Shares owned by an Investor for purposes of exercising rights under this Agreement, (a) Shares owned by an Investor shall be deemed to include shares of Preferred Stock which have been converted into Common Stock so long as such Common Stock is owned by such Investor and (b) all Shares held by an Affiliated Party of such Investor shall be aggregated together (provided that no shares shall be attributed to more than one entity or person within any such group of Affiliated Parties).

7. General.

7.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.2 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

7.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

7.4 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, at 204 2nd Avenue, Waltham, MA 02451, Attention: President, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy (which shall not constitute notice) to Steven Cagnetta, Company Counsel, LLC, 28 Stone Avenue, Winchester, MA 01890; or

If to a Investor, at its address set forth on Exhibit A, or at such other address as may have been furnished in writing by such Investor to the other parties hereto; and if notice is given to such Investors, a copy (which shall not constitute notice) shall also be given to Michael P. Earley, Jones Day, 77 W. Wacker Dr., Chicago, IL 60601, Fax No: (312) 782-8585 and Michael H. Bison, Esq., Goodwin Procter LLP, 53 State Street, Boston, MA 02109, Fax: (617) 523-1231.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.4.

7.5 Termination of Prior Agreement; Complete Agreement. The parties hereto who are also parties to the Prior Agreement, agree that this Agreement amends and restates in its entirety the Prior Agreement and the Prior Agreement shall have no further force or effect. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

7.6 Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Investors holding Shares representing at least a majority of the voting power of all Shares then held by Investors; provided that any amendment, termination or waiver to the terms of Section 2 (or a defined term used therein) that occurs after the closing of the Initial Public Offering shall instead require the written consent of the Company and Investors holding Registrable Shares representing at least a majority of the voting power of all Registrable Shares then held by all Investors. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, termination or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 3 with respect to a particular transaction shall be deemed to apply to all Qualified Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Qualified Investors may nonetheless, by agreement with the Company, purchase securities in such transaction) and (b) neither the rights of Baxter or CHV pursuant to Section 4.4 of this Agreement, the terms of such section nor this clause (b) may be amended, terminated or waived without the written consent of Baxter or CHV, as applicable. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 7.6 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.7 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

7.8 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.9 Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investor Rights Agreement as of the date first written above.

COMPANY:

OCULAR THERAPEUTIX, INC.

By:	/s/ Amarpreet Sawhney
Name:	Amarpreet Sawhney
Title:	President

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Investor Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Investor” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

BAXTER HEALTHCARE CORPORATION

By:	/s/ Robert J. Hombach
Title:	CVP, Chief Financial Officer

Address:	One Baxter Parkway

Deerfield, IL 60015

Phone:	(224) 948-4310

Facsimile:	(224) 948-2590

Email:	bob_hombach@baxter.com

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Investor Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Investor” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

CHV II, LP

By:	/s/ Matthew I. Hermann
Title:	Senior Managing Director

Address:	101 South Hanley Road,

Suite 200

Clayton, MO 63015

Amount invested: $2,000,001

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Investor Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Investor” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

JAMES FORTUNE

By:	/s/ James Fortune
Title:	Chief Operating Officer

Address:	35 Shepherd Street

Foxboro, MA 02035

Email:	jfortune@ocutx.com

Fax:	(781) 357-4001

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Investor Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Investor” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

SPARTA GROUP MA LLC SERIES 12

By:	/s/ Nirav Desai
Title:	Managing Director

Address:	92 Montvale Avenue

Suite 2500

Stoneham, MA 02180

Email:	serge@spartagroupllc.com

Fax:	(781) 481-9155

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Investor Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Investor” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

SV LIFE SCIENCES FUND IV, L.P.

By: SV Life Sciences Fund IV (GP), L.P. its sole General Partner

By: SVLSF IV, LLC its sole General Partner

By:	/s/ Denise W. Marks
Title:	SVLSF IV, LLC, Member

Address:	One Boston Place

Suite 3900

Boston, MA 02108

Email:	denise.marks@svlsa.com

Fax:	(617) 367-1590

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Investor Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Investor” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

SV LIFE SCIENCES FUND IV STRATEGIC PARTNERS, L.P.

By: SV Life Sciences Fund IV (GP), L.P. its sole General Partner

By: SVLSF IV, LLC its sole General Partner

By:	/s/ Denise W. Marks
Title:	SVLSF IV, LLC, Member

Address:	One Boston Place

Suite 3900

Boston, MA 02108

Email:	denise.marks@svlsa.com

Fax:	(617) 367-1590

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Investor Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Investor” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

VERSANT VENTURE CAPITAL III, L.P.
VERSANT SIDE FUND III, L.P

By:	/s/ Charles Warden
Title:	Managing Director

Address:	3000 Sand Hill Road

Building 4, Suite 210

Menlo Park, CA 94025

Email:	cwarden@versantventures.com

Fax:	(650) 854-9513

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Founder Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Founder” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

AMARPREET S. SAWHNEY

By:	/s/ Amarpreet S. Sawhney

Address:	6 Porter Lane

Lexington, MA 02420

Email:

Fax:

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Founder Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Founder” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

FARHARD KHOSRAVI

By:	/s/ Farhad Khosravi

Address:	25698 Elena Road

Los Altos Hills, CA 94022

Email:	fkhosravi@me.com

Fax:

OCULAR THERAPEUTIX, INC.

Fourth Amended and Restated Investor Rights Agreement

Founder Signature Page

By executing this page in the space provided, the undersigned hereby agrees (i) that he, she or it is an “Founder” as defined in the Fourth Amended and Restated Investor Rights Agreement dated as of May 31, 2013 (as the same may be amended, modified or restated from time to time, the “Investor Rights Agreement”), by and among Ocular Therapeutix, Inc. and the parties named therein, (ii) that he, she or it is a party to the Investor Rights Agreement for all purposes and (iii) that he, she or it is bound by all terms and conditions of the Investor Rights Agreement.

EXECUTED this 31st day of May, 2013.

INCEPT, LLC

By:	/s/ Farhad Khosravi
Title:	Manager

Address:	25698 Elena Road

Los Altos Hills, CA 94022

Email:	fkhosravi@me.com

Fax:

Exhibit A

Investors

Incept, LLC	c/o Farhad Khosravi, 1198 Longfellow Ave., Campbell, CA 95008

Glevel, LLC	3200 Alpine Road, Portola Valley, California 94028, Attn Stephen Bonelli

Versant Venture Capital III, L.P.	3000 Sand Hill Road, Bldg 4, Suite 210, Menlo Park, CA 94025, Attn: Charles Warden

Versant Side Fund III, L.P.	3000 Sand Hill Road, Bldg 4, Suite 210, Menlo Park, CA 94025, Attn: Charles Warden

Ann A. Hopkins	49 Cleveland Avenue, Buffalo, NY 14222

Richard L. Lindstrom, M.D.	710 E. 24th Street Suite 106 Minneapolis, MN 55404

Running Brook LP	C/o Mark Hughes, 73 Chatham Street, Brookline, MA 02446

Navdeep Chadha	6 Reed Dr. North, Princeton Jct., NJ 08550

Jaswinder Chadha	31 Strawberry Lane, Warren, NJ 07059

Farhad Khosravi & Flora Shirzad Khosravi Trust u/a/d 10/19/2004	25698 Elena Road, Los Altos Hills, CA 94022

The Mehta Family Trust for Anjali Mehta	c/o Anjali Bhagwati-Mehta, 5 Granger Pond Way, Lexington, MA 02420

Quechee Partners, LLC	Francis J. Feeney, Jr., DLA Piper, 33 Arch Street, Boston, MA 02110

Ravijit Paintal	15 Idylwilde Road, Lexington, MA 02421-7601

Stephen Ramee	348 Bellaire Dr., New Orleans, LA 70124

Shingleton Family Limited Partnership	c/o Bradford J. Shingleton, 43 Chestnut Street, Boston, MA 02108

SV Life Sciences Fund IV, L.P.	SV Life Sciences, 60 State Street, Suite 3650, Boston, MA. 02109

SV Life Sciences Fund IV Strategic Partners L.P.	SV Life Sciences, 60 State Street, Suite 3650, Boston, MA. 02109

PINNACLE VENTURES II-A, L.P.	Pinnacle Ventures, L.L.C., 130 Lytton Avenue, Suite 220, Palo Alto, CA 94301

PINNACLE VENTURES II-B, L.P.	Pinnacle Ventures, L.L.C., 130 Lytton Avenue, Suite 220, Palo Alto, CA 94301

PINNACLE VENTURES II-C, L.P.	Pinnacle Ventures, L.L.C., 130 Lytton Avenue, Suite 220, Palo Alto, CA 94301

PINNACLE VENTURES II-R, L.P.	Pinnacle Ventures, L.L.C., 130 Lytton Avenue, Suite 220, Palo Alto, CA 94301

Atul Sharma	1406 Oakridge View Drive, Mableton, GA 30126

Polaris Venture Partners V, L.P.	1000 Winter Street, Suite 3350, Waltham, MA 02451

Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	1000 Winter Street, Suite 3350, Waltham, MA 02451

Polaris Venture Partners Founders’ Fund V, L.P.	1000 Winter Street, Suite 3350, Waltham, MA 02451

Polaris Venture Partners Special Founders’ Fund V, L.P.	1000 Winter Street, Suite 3350, Waltham, MA 02451

Baxter Healthcare Corporation	One Baxter Parkway, Deerfield, Illinois 60015

CHV II LP	101 South Hanley Road, Suite 200, Clayton, MO 63105